Exhibit 19.1
COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.
Policies and Procedures for Transacting in Securities of
Cohen & Steers Income Opportunities REIT, Inc.

I.General
Covered Persons and Covered Securities
These Policies and Procedures for Transacting in Securities of Cohen & Steers Income Opportunities REIT, Inc. (this “Policy”) govern transactions in securities of Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) and Cohen & Steers Income Opportunities REIT Operating Partnership, L.P. (the “Operating Partnership”) by directors, officers and employees of the Company and of Cohen & Steers Capital Management, Inc. (the “Advisor”) and their respective affiliates (collectively, the “Covered Persons”). Covered Persons also include:
•the Covered Person’s spouse or domestic partner;
•the Covered Person’s minor children and dependent household members;
•any immediate family members living in the Covered Person’s household;
•any family members who do not live in the Covered Person’s household but whose account over which the Covered Person has a beneficial interest or control; and
•trusts, corporations and other entities or accounts beneficially owned or controlled by a Covered Person.
For purposes of this Policy, references to “Covered Securities” shall include securities of the Company and units of the Operating Partnership (including, in each case, derivatives thereof).
Administration
This Policy shall be administered by the Legal & Compliance Department of the Advisor.
Policy
It is the policy of the Company that the Company, the Advisor, and the directors, officers, affiliates and employees of each of the Company and the Advisor comply with all federal and state securities laws and regulations applicable to trading Covered Securities. Accordingly, this Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company and to trading in Covered Securities while in possession of such information. Covered Persons may not trade in Covered Securities (including submissions of orders or requests to trade) at any time when the Covered Person has material non-public information
Last updated: February 2025

concerning the Company. The term “trading” applies to all transactions involving Covered Securities and not solely to purchases and sales in the usual sense.
Tipping

It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain securities of a company to which such inside information relates. This includes any communication providing inside information on social media or other internal or external internet platforms. No Covered Person may disclose (“tip”) material non-public information concerning the Company to any other person (including family members), and no Covered Person may make trading recommendations on the basis of such material non-public information.
Policy Protections
Violations of the insider trading laws may subject a Covered Person to personal liability, civil penalties, and criminal penalties (including imprisonment). While this Policy is intended to protect Covered Persons from insider trading violations, it does not replace a Covered Person’s responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. Questions regarding this Policy or applicable law should be directed to the General Counsel of the Advisor.
II.Trading Windows
The Company has established monthly trading windows during which Covered Persons may submit orders to engage in transactions involving Covered Securities. As described further below, transactions pursuant to subscription orders and repurchase or redemption requests submitted by Covered Persons during an open window period will be executed on a delayed basis.
Each month, the trading window opens on the first day following publication of net asset value (NAV) as of the end of the immediately preceding month. While the actual publication date may vary from month-to-month, the publication of NAV as of the end of any given month is generally expected to occur on or about the fifteenth (15th) calendar day of the following month.
The monthly trading window closes at the close of business on the twenty fifth (25th) calendar day of each month. Accordingly, beginning on the twenty sixth (26th) calendar day of each month through the next monthly NAV publication date, Covered Persons may not:
•purchase or sell Covered Securities, including submissions to the Company or its transfer agent of subscription orders to acquire Covered Securities or repurchase or redemption requests to dispose of Covered Securities;

•enroll or de-enroll in the Company’s distribution reinvestment plan (the “DRIP”);
•execute gift transfers, charitable donations or contributions of Covered Securities; and
•pledge, hedge, hypothecate or establish security interests in Covered Securities.
Delayed Execution of Subscription Orders and Repurchase or Redemption Requests
Subscription orders and repurchase or redemption requests in Covered Securities submitted by Covered Persons during a monthly open trading window will not be eligible for inclusion in the trade order settlement process occurring at the end of such month. Such orders and requests will instead be included in the trade order settlement process occurring at the end of the immediately subsequent month. As an example, a repurchase or redemption request submitted to the Company on March 20th would not be eligible for execution on March 31st in connection with the Company’s March month-end settlement process. Such request would instead be executed on April 30th, in connection with the Company’s April month-end settlement process (using March 31st NAV, published on or about April 15th, as the transaction price).
A Covered Person submitting trade orders or requests during an open window period may cancel or withdraw such submission during that same open window. However, a Covered Person may not cancel or withdraw such submission once such window closes absent the written, prior approval of the Advisor’s General Counsel (or a designee). The General Counsel (or designee) is under no obligation to provide such approval and may deny such approval for any reason.
Compliance during Open Window Periods
The prohibition against trading while in possession of, or tipping, material non-public information also applies during an open trading window. Accordingly, a Covered Person that has material non-public information relating to the Company may not trade in Covered Securities (or submit orders or requests to trade), even during an open window period.
Company Discretion to Impose Additional Restrictions
Notwithstanding anything contained herein to the contrary, the Company reserves the right to close open trading windows or compel cancellations or withdrawals of pending but not-yet executed transactions of Covered Persons (even if placed during an open window), at any time and for any reason in its sole discretion. In such case, designated Covered Persons will be denied the opportunity to submit and/or execute transactions in Covered Securities.
In the event the Company determines to take any such action, the Advisor’s Legal
& Compliance Department will notify affected Covered Persons of the imposition of the related restrictions. All those affected shall not transact or otherwise submit trade orders or requests in Covered Securities while a closure or suspension is in effect, and shall not disclose to others that trading has been denied or restricted.

Further, Company policies may subordinate and/or subject to pro-rata cutback requests that are submitted by Covered Persons for repurchase or redemption of Covered Securities under the Company’s Share Repurchase Plan, including in order to satisfy a greater amount of repurchase or redemption requests submitted by non-Covered Persons. In such case, repurchase or redemption requests submitted by Covered Persons may not be satisfied, in whole or in part.
III.Pre-Approval Policy
All Covered Persons are required to request approval from the Advisor’s Legal & Compliance Department of each proposed transaction in Covered Securities in accordance with the approval process set forth below, before executing or entering a submission to execute such transaction. This requirement includes transactions in accounts where trading discretion is delegated to an independent third party (i.e., a Covered Person’s financial advisor).
•All Covered Persons must seek and receive written approval from the Company’s Legal & Compliance Department prior to executing, or submitting an order or request to execute, a transaction in Covered Securities.
•Requests for pre-approval may only be submitted and approval for trades and gifts of Covered Securities will generally only be granted during an open trading window.
•Pre-approval should be requested through the Advisor’s personal trading system, and Covered Persons must certify at the time of pre-approval that they are not in possession of material non-public information in accordance with the terms of this Policy.
•A pre-approval request may be denied for any reason. A Covered Person is not entitled to receive an explanation or reason if their pre-approval request is denied.
•Pre-approval granted during an open window period for a transaction shall be effective for the duration of such period. Nevertheless, a Covered Person may not be in possession of material non-public information at the time such person conducts such transaction (or submits an order or request to do so), even during an open window period and even if such transaction was pre-approved.
•Covered Persons who are granted pre-approval to execute a transaction must take all reasonable steps necessary to complete the transaction by the relevant deadline. In the case of submissions of subscription orders or redemption or repurchase requests, such submissions must be completed and entered during an open trading window. Any transaction or submission not completed by the relevant deadline must be re-submitted for pre-approval during the next open window period in order to be completed.
•Any repurchase or redemption request properly submitted during an open window period but not then satisfied in whole or in part must be re-submitted by a Covered Person (and pre-approval once again obtained) during the immediately following open window period in order to be satisfied.

Compliance with this Policy does not relieve employees of the Company, the Advisor or their respective affiliates from obligations to comply with other policies as applicable, including but not limited to the Company’s Code of Business Conduct and Ethics and the Advisor’s trading and pre-approval policies and inside information restrictions.
IV.Certain Limited Exceptions to Trading Restrictions
Notwithstanding anything to the contrary contained in this Policy, the requirements for pre-approval and prohibitions on trading Covered Securities during a closed window period, as set forth in this Policy, do not apply to:
•execution of trades during a closed window period, pursuant to orders or requests that were pre-approved by the Advisor’s Legal & Compliance Department and properly submitted during an open window period in accordance with this Policy;
•vesting of restricted shares of the Company awarded to Covered Persons pursuant to compensation arrangements, or units of the Operating Partnership distributed to Covered Persons as performance participation interests (in each case, without subsequent disposition);
•receipt by Covered Persons of Operating Partnership units distributed as performance participation interests (without subsequent disposition);
•receipt by the Advisor or its affiliates of Covered Securities distributed as performance participation interests or payment of management or advisory fees (without subsequent disposition);
•conversions of Operating Partnership units into Company shares (without subsequent disposition);
•automatic Company share purchases pursuant to the DRIP, provided however this Policy does apply to elections to participate (or change the level of participation) in the DRIP; elections to de-enroll in the DRIP; voluntary share purchases resulting from any additional contributions to the DRIP; and dispositions of shares purchased pursuant to the DRIP;
•distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of your beneficial interest without changing your pecuniary interest in Covered Securities, provided that prior written notice of such distribution or transfer is provided to the Advisor’s Legal & Compliance Department; or
•transactions made pursuant to a pre-approved, written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

V.Managed Accounts
If a Covered Person maintains a managed account (an account pursuant to which another person such as a broker, investment advisor, financial advisor or trustee has been given discretion or authority to trade without the prior approval of such Covered Person), a Covered Person must advise such other person not to trade in Covered Securities during a closed trading window or at any time such Covered Person is otherwise restricted from trading Covered Securities. For the avoidance of doubt, all Covered Persons must obtain pre-clearance before transacting in Covered Securities held in managed accounts, including during a closed trading window.
VI.Minimum Holding Period in Covered Securities; Section 16 Reporting Persons

Excessive or inappropriate trading of Covered Securities is prohibited. Accordingly, purchases of Company’s shares by Covered Persons are subject to a 60-day holding period. This holding period does not apply to Covered Securities acquired as a result of: (i) vesting, (ii) the conversion of securities already held for 60 days or more into Covered Securities or (iii) participation in the DRIP. Certain other limited exceptions to this holding period are available on a case-by-case basis and must be approved by the Advisor’s Global Chief Compliance Officer or a designee prior to execution. Exceptions to this Policy include, but are not limited to, hardships and extended disability. Any profits realized from the purchase and sale or the sale and purchase of the same security (or equivalent) within the 60-day holding period shall be disgorged. Transactions that would result in a loss are not subject to this minimum holding period.
Additional Requirements for Section 16 Reporting Persons
Directors and officers of the Company who are or become “Section 16 reporting persons” may be required to hold Company securities for up to six months in order to prevent “short swing profit” liability from arising under the Exchange Act.
VII.Restrictions on Margin Accounts and Pledges
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in Covered Securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material non-public information. Similar cautions apply to a bank or other loans for which you have pledged Covered Securities as collateral.
Therefore, no Covered Person, whether or not in possession of material non-public information, may purchase Covered Securities on margin, or borrow against any account in which Covered Securities are held, or pledge Covered Securities as collateral for a loan, without pre-approval.

Requests for approval must be submitted to the Advisor’s General Counsel or a designee at least three business days prior to the day such person intends to execute documents evidencing the proposed pledge. The General Counsel (or designee) is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason.
Approvals will be granted only in limited circumstances and will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request.
The Company expressly assumes no liability for the consequences of any transactions made by a Covered Person, including any liability that may arise as a result of a margin or foreclosure sale occurring during a closed trading window or while the Covered Person is otherwise in possession of material non-public information. Each Covered Person is individually responsible for complying with applicable law and this Policy, regardless of whether the Company has prohibited trading by that Covered Person or any other Covered Person. In addition, “Section 16 reporting persons” must also bear in mind that they will likely have a legal obligation to promptly and publicly disclose a margin sale or foreclosure sale of Covered Securities, even if such sale occurs during a closed trading window.
A Covered Person should always carefully consider all related risks before proceeding with any of the actions or transactions described in this Section.
VIII.Prohibition on Short Sales and Hedging Activities
Covered Persons are prohibited from engaging in any transactions intended to hedge or minimize losses in Covered Securities.
IX.Legal Effect of This Policy
This Policy, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact-specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
The failure of a director, officer or other employee of the Company or the Advisor to comply with this Policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law.